EXHIBIT 10.7

Summary of Annual Bonus Program

Mercury’s Executive Bonus program provides additional cash compensation based on achieving personal, business unit and corporate goals. An executive’s individual bonus program is determined based on position, title, responsibilities, and total target cash compensation, and is subject to change from year to year.

Target Award as % of Base Salary

The target award ranges from 35% to 70% of base salary depending upon position.

Position	Target Award % of base
CEO	70%
Senior VP	40 to 50%
Corporate VP	35 to 45%

Bonus Components

Bonus opportunities are comprised of two components:

•	Individual (Management by Results—MBR)

•	Corporate or Business Unit Financial (Revenue and Profit)

The target award % combines both MBR Bonus and the Corporate or Business Unit Financial Bonus and is weighted according to position. Financial based goals are established as part of the annual operating budget at the start of the fiscal year.

Position	Corporate (Revenue & Profit)	Weightings% Individual/ Business Unit Financials (MBR)
CEO	60	40
Senior VP	20 to 60	40 to 80
Corporate VP	20 to 60	40 to 80

For fiscal year 2009, the target award as a percentage of base salary for the CEO will be 100%; for Senior Vice Presidents will be 50-60%; and for Corporate Vice Presidents will be 40-50%. Also, for fiscal year 2009, the bonus components will be 75% for Corporate (Revenue & Profit) and 25% for Individual (MBR) for all positions.